Exhibit 4.1


Interactive Data
14 Wall Street, 11th Floor
New York, NY  10005


January 15, 1998


Van Kampen American Capital
One Parkview Plaza
Oakbrook Terrace, IL 60181


      Re:  Van Kampen American Capital
           Morgan Stanley High Technology 35 Index Trust, Series 1 Banking Trust, Series 1
           (A Unit Investment Trust) Registered Under the Securities Act
            of 1933,
           File No. 333-43603

Gentlemen:

     We have examined the Registration Statement for the above captioned Fund, a copy of which is attached hereto.

     We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


James Perry
Vice President